EXHIBIT 3.3
CERTIFICATE OF AMENDMENT
OF
FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ARTES MEDICAL, INC.
     Artes Medical, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:
     FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) to combine each 4.25 outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, into one (1) share of Common Stock, par value $0.001 per share; and (ii) declaring such Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Corporation.
     SECOND: That, thereafter, the stockholders of the Corporation approved this Certificate of Amendment by written consent of the outstanding shares in accordance with Section 228 of the Delaware General Corporation Law.
     THIRD: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.
     FOURTH: That the capital of the Corporation shall not be reduced under or by reason of this Certificate of Amendment.
     FIFTH: That upon the effectiveness of this Certificate of Amendment, the first paragraph (“A”) of Article IV of the Fifth Amended and Restated Certificate of Incorporation is hereby amended such that, as amended, said paragraph shall read in its entirety as follows:
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is two hundred million (200,000,000) shares, each with a par value of $0.001 per share. One hundred fifty million (150,000,000) shares are Common Stock and fifty million (50,000,000) shares are Preferred Stock. The first series of Preferred Stock is designated as Series A Preferred Stock (“Series A Preferred”) and consists of two million fifty thousand eight hundred thirty-nine (2,050,839) shares. The second series of Preferred Stock is designated as Series B Preferred Stock (“Series B Preferred”) and consists of six hundred and seventy-nine thousand two hundred and thirty-nine (679,239) shares. The third series of Preferred Stock is designated as Series C-1 Preferred Stock (“Series C-1 Preferred”) and consists of seven million fifty-two thousand seven hundred forty one (7,052,741) shares. The fourth series of Preferred Stock is designated as Series D Preferred Stock (“Series D Preferred”) and consists of eleven million five hundred thousand (11,500,000) shares. The fifth series of Preferred

Stock is designated as Series E Preferred Stock (“Series E Preferred”) and consists of twenty five million (25,000,000) shares. Reference to “Preferred Stock” shall include the Series A Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock and any other series of Preferred Stock which may be created in the future.
Upon the filing of this Certificate of Amendment, each 4.25 shares of Common Stock, par value $0.001 per share, issued and outstanding at such time shall be combined into one (1) share of Common Stock, par value $0.001 per share (the “Reverse Stock Split”). No fractional share shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock as determined in a reasonable manner by the Board of Directors (which shall be the initial public offering price of the Corporation’s Common Stock if the Corporation completes an initial public offering forthwith following the filing of this Certificate of Amendment). Upon surrender by a holder of a certificate or certificates for Common Stock (including, for this purpose, a holder of shares of Common Stock issuable upon conversion of Preferred Stock), duly endorsed, at the office of the Corporation, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock that such holder shall be entitled to following the Reverse Stock Split.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation to be executed by Diane S. Goostree, its Chief Executive Officer, this ___day of                     , 2006.

ARTES MEDICAL, INC.

By:

	Name:	Diane S. Goostree
	Title:	Chief Executive Officer
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